Exhibit 99.1
Investor Contact:
John Mills
Managing Partner
ICR 646-277-1254

Limoneira Company Announces Third Quarter Fiscal Year 2020 Financial Results

Third Quarter 2020 Revenue Increased 5.3% to $53.6 Million and EPS Increased to $0.12 Compared to a Loss of $(0.06) for the Same Period of Fiscal Year 2019

Record Fresh Lemon Volume in Third Quarter 2020 with 2.0 Million Cartons Sold

Avocado Volume Increased to 6.1 Million Pounds in Third Quarter 2020

Company has Closed Sales of 144 Harvest at Limoneira Lots During First Nine Months of Fiscal 2020

Continues to Expect Record Lemon Volumes in Fiscal Year 2020

SANTA PAULA, Calif.-- (BUSINESS WIRE) – September 9, 2020 -- Limoneira Company (the “Company” or “Limoneira”) (Nasdaq:LMNR), a diversified citrus growing, packing, selling and marketing company with related agribusiness activities and real estate development operations, today reported financial results for the third quarter ended July 31, 2020.

Management Comments

Harold Edwards, President and Chief Executive Officer of the Company, stated, “We achieved revenue and earnings growth in the third quarter driven by lemons, avocados and oranges. Our overall business continues to be affected by the COVID-19 pandemic; however, we are experiencing strong volume in grocery retail as consumer buying patterns are focusing on at-home dining instead of foodservice venues. We continue to be a leader in foodservice and export and are well positioned as dining-out continues to improve. Our real estate development project, Harvest at Limoneira, has now closed on 354 lots since inception, including 144 new closings this fiscal year. This has exceeded our expectations and we are very pleased with the strong interest in this beautiful development.”

Mr. Edwards continued, “We generated $5.3 million of adjusted EBITDA in the third quarter due to strong revenue and focus on expenses. In addition, we recently closed on the sale of a non-strategic property for $6.0 million in the Central Valley of California, strengthening our balance sheet for the fourth quarter of fiscal 2020. Looking forward, we are very excited about our growth opportunities in fiscal 2021 as we have dramatically increased our sales in grocery this year and believe we are very well positioned for foodservice growth as restaurants and bars begin to reopen.”

Fiscal Year 2020 Third Quarter Results

For the third quarter of fiscal year 2020, total net revenue was $53.6 million, compared to total net revenue of $50.9 million in the third quarter of the previous fiscal year. Agribusiness revenue was $52.4 million, compared to $49.6 million in the third quarter of last fiscal year. Other operations revenue was similar to the prior fiscal year at $1.2 million.

Agribusiness revenue for the third quarter of fiscal year 2020 includes $35.4 million in fresh lemon sales, compared to $35.8 million of fresh lemon sales during the same period of fiscal year 2019. The decrease was primarily the result of COVID-19 related food service closures reducing the demand for lemons and creating an over-supply in the marketplace, which resulted in lower average per carton prices in the third quarter of fiscal year 2020. Approximately 1,979,000 cartons of fresh lemons were sold in aggregate during the third quarter of fiscal year 2020 at a $17.91 average price per carton compared to approximately 1,876,000 cartons sold at a $19.09 average price per carton during the third quarter of fiscal year 2019. The Company recognized $6.1 million of avocado revenue in the third quarter of fiscal year 2020, compared to $2.5 million in the same period last fiscal year. Approximately 6.1 million pounds of avocados were sold during the third quarter of fiscal year 2020 at a $1.00 average price per pound, compared to approximately 1.4 million pounds sold at a $1.80 average price per pound during the third quarter of fiscal year 2019.

The Company recognized $2.2 million of orange revenue in the third quarter of fiscal year 2020, compared to $0.7 million in the same period of fiscal year 2019, attributable to higher prices of oranges partially offset by a decrease in volume. Approximately 184,000 cartons of oranges were sold during the third quarter of fiscal year 2020 at a $12.13 average price per carton, compared to approximately 382,000 cartons sold at a $1.86 average price per carton during the third quarter of fiscal year 2019. Specialty citrus and other crop revenues were $0.8 million in the third quarter of fiscal year 2020, compared to no sales in the third quarter of fiscal year 2019.

Total costs and expenses for the third quarter of fiscal year 2020 increased to $51.7 million, compared to $48.8 million in the third quarter of last fiscal year. The third quarter of fiscal year 2020 increase in operating expenses was primarily attributable to increases in agribusiness costs partially offset by decreases in selling, general and administrative expenses. Costs associated with agribusiness include packing costs, harvest costs, growing costs, costs related to the fruit procured and sold for third-party growers and depreciation and amortization expense.

Operating income for the third quarter of fiscal year 2020 was $1.8 million, compared to operating income of $2.1 million in the third quarter of the previous fiscal year.

Net income applicable to common stock, after preferred dividends, for the third quarter of fiscal year 2020 was $2.2 million, compared to net loss of $1.1 million in the third quarter of fiscal year 2019. Net income per diluted share for the third quarter of fiscal year 2020 was $0.12 compared to net loss per diluted share of $0.06 for the same period of fiscal year 2019.

Excluding the loss on stock in Calavo, non-cash equity in earnings of Limoneira Lewis Community Builders, LLC (“LLCB”) and loss on asset disposals, adjusted net income applicable to common stock was $1.9 million or $0.10 per diluted share, compared to third quarter of fiscal year 2019 adjusted net loss applicable to common stock of $0.1 million or zero dollars per diluted share.

Adjusted EBITDA was $5.3 million in the third quarter of fiscal year 2020, compared to $3.8 million in the same period of fiscal year 2019. A reconciliation of adjusted EBITDA to net income is provided at the end of this release.

Fiscal Year 2020 First Nine Months Results

For the nine months ended July 31, 2020, revenue was $134.8 million, compared to $134.9 million in the same period last fiscal year. Operating loss for the first nine months of fiscal year 2020 was $9.5 million, compared to operating loss of $1.9 million in the same period last fiscal year. Net loss applicable to common stock, after preferred dividends, was $9.4 million for the first nine months of fiscal year 2020, compared to net loss of $3.2 million in the same period last fiscal year. Net loss per diluted share for the first nine months of fiscal year 2020 was $0.54, compared to a net loss per diluted share of $0.19 in the same period of fiscal year 2019.

Excluding the loss on stock in Calavo, non-cash equity in earnings of LLCB and loss on asset disposals for the first nine months of fiscal year 2020, adjusted net loss applicable to common stock was $4.7 million compared to adjusted net loss applicable to common stock of $3.7 million for the same period in fiscal year 2019. Excluding the loss on stock in Calavo, non-cash equity in earnings of LLCB and loss on asset disposals in the first nine months of 2020, adjusted net loss per diluted share was $0.27 compared to adjusted net loss per diluted share of $0.21 for the same period in fiscal year 2019, based on approximately 17.6 million and 17.5 million, respectively, weighted average diluted common shares outstanding.

Balance Sheet and Liquidity

During the nine months ended July 31, 2020, net cash used in operating activities was $11.4 million, compared to net cash provided by operating activities of $4.3 million in the prior fiscal year. For the nine months ended July 31, 2020, net cash provided by investing activities was $0.3 million, compared to net cash used in investing activities of $31.4 million in the prior fiscal year. Net cash provided by financing activities was $11.5 million for the nine months ended July 31, 2020, compared to $27.5 million in the same period last fiscal year.

On March 12, 2020, the Board of Directors approved a share repurchase program authorizing the Company to repurchase up to $10.0 million of its outstanding shares of common stock through March 2021. During the quarter ended July 31, 2020, the Company repurchased 42,100 shares for approximately $0.6 million. As of July 31, 2020, the remaining authorization under this program is approximately $9.4 million.

Long-term debt as of July 31, 2020 was $122.2 million, compared to $105.9 million at the end of fiscal year 2019.

During the nine months ended July 31, 2020, the Company received a $2.0 million income tax benefit from the Coronavirus Aid, Relief, and Economic Security (CARES) Act and expects to receive approximately $6.4 million of federal and California tax refunds in calendar year 2020.

Real Estate Development and Property Sales

The Company’s joint venture with The Lewis Group of Companies (“Lewis”) for the residential development of its East Area I real estate development project, named Harvest at Limoneira, broke ground to commence mass grading on November 8, 2017. Project plans include approximately 632 residential units in Phase 1. In the third quarter of fiscal year 2020, the Company closed the sales of the initial residential lots representing 110 residential units and announced that one of the primary builders will be offering a new concept of Harvest single-story residences. Through July 31, 2020, the joint venture has closed the sales of the initial residential lots representing 354 residential units, an increase of 144 sales during the first nine months of fiscal 2020. Over the 6 to 9-year life of this project, the joint venture will have approximately 1,500 total residential units built and sold.

In the first quarter of fiscal year 2020, the Company entered into an agreement to sell its Sevilla property for $2.7 million, which is expected to close in the first quarter of fiscal year 2021. After transaction and other costs, the Company expects to receive proceeds of approximately $2.6 million and recognize an immaterial gain upon closing. At July 31, 2020, the $2.5 million carrying value of the property was classified as held for sale and included in prepaid expenses and other current assets.

On August 26, 2020, the Company closed on the sale of its agribusiness property referred to as “Lindsay Central Valley” located in Lindsay, CA. The Lindsay property consists of 291 acres of orange and specialty citrus groves located in the Central Valley of California. Limoneira determined during its continuous review of its strategic initiatives, that this property was not aligned with the Company’s other orange and specialty citrus properties. The Company received approximately $6.0 million in net proceeds in August 2020 and recorded a one-time, non-cash loss of approximately $0.3 million in the third quarter of fiscal year 2020 related to this sale.

COVID-19

Limoneira is continuing to closely monitor the impact of the COVID-19 pandemic and is taking actions to ensure its ability to safeguard the health of its employees, maintain the ability to serve customers and manage its financial performance and liquidity. The COVID-19 pandemic has had an adverse impact on the industries and markets the Company serves. In particular, the United States lemon market has seen a significant decline in volume, with overall lemon demand falling since widespread shelter in place orders were issued in mid-March 2020, resulting in significant market oversupply. The export market for fresh lemons has also significantly declined due to COVID-19 impacts.

Limoneira’s retail food and club grocery business has performed significantly better than expectations during this period and fared better than its foodservice business, which has suffered from closures of full-service restaurants, quick service restaurants and bar business due to the COVID-19 pandemic. In an effort to offset the declines from foodservice, the Company has pivoted heavily toward retail food and club grocery and picked up additional accounts during the nine months ended July 31, 2020. While the duration of these trends and the magnitude of such impacts cannot be estimated at this time, as they are affected by a number of factors outside management’s control, the Company is strengthening its position as its foodservice business begins to come back.

The Company continues to expect record lemon volumes for fiscal year 2020, subject to any unforeseen changes that may arise as the COVID-19 pandemic continues to unfold.

Longer-Term Growth Pipeline

Looking beyond fiscal year 2020, the Company has an additional 1,200 acres of non-bearing lemons estimated to become full bearing over the next four years, which will enable the Company to achieve strong organic growth for many years to come. The Company expects 200 of the 1,200 acres to become full bearing in fiscal year 2021. Beyond these 1,200 acres, Limoneira intends to plant an additional 250 acres of lemons in the next two years that it believes will further build its long-term pipeline of productive acreage. The Company anticipates this additional acreage will increase its domestic supply of Limoneira-owned lemons from its 2020 level by approximately 50%, or about 900 thousand to 1.3 million additional fresh cartons, as the non-bearing and planned acreage becomes productive. The Company also expects to have a steady increase in third-party grower fruit. The foregoing describes organic growth and does not include potential acquisition opportunities for the Company in its highly fragmented industry.

Conference Call Information

The Company will host a conference call to discuss its financial results today at 1:30 pm Pacific Time (4:30 pm Eastern Time). Investors interested in participating in the live call can dial (877) 705-6003 from the U.S. and international callers can dial (201) 493-6725. A telephone replay will be available approximately two hours after the call concludes and will be available through September 23, 2020, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations; the passcode is 13708472.

About Limoneira Company

Limoneira Company, a 126-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (lç moñ âra) is a dedicated sustainability company with 15,400 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona, Chile and Argentina. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Investors
John Mills
Managing Partner
ICR 646-277-1254

Forward-Looking Statements

This press release contains forward-looking statements, including guidance for fiscal year 2020, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors that may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: additional impacts from the current COVID-19 pandemic, changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings that are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

LIMONEIRA COMPANY
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
($ in thousands, except share amounts)

	July 31, 2020	October 31, 2019
Assets
Current assets:
Cash	$878	$616
Accounts receivable, net	21,478	15,114
Cultural costs	6,090	7,223
Prepaid expenses and other current assets	18,309	8,153
Receivables/other from related parties	3,444	2,985
Income taxes receivable	5,827	979
Total current assets	56,026	35,070

Property, plant and equipment, net	242,501	248,114
Real estate development	20,142	17,602
Equity in investments	61,245	58,223
Investment in Calavo Growers, Inc.	—	17,346
Goodwill	1,538	1,839
Intangible assets, net	11,609	12,407
Other assets	8,837	9,266
Total assets	$401,898	$399,867

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$10,350	$4,974
Growers payable	6,366	14,500
Accrued liabilities	6,171	8,261
Payables to related parties	5,235	906
Current portion of long-term debt	3,426	3,023
Total current liabilities	31,548	31,664
Long-term liabilities:
Long-term debt, less current portion	122,159	105,892
Deferred income taxes	23,765	24,346
Other long-term liabilities	6,064	5,467
Total liabilities	183,536	167,369
Commitments and contingencies	—	—

Series B Convertible Preferred Stock – $100.00 par value (50,000 shares authorized: 14,790 shares issued and outstanding at July 31, 2020 and October 31, 2019) (8.75% coupon rate)	1,479	1,479
Series B-2 Convertible Preferred Stock – $100.00 par value (10,000 shares authorized: 9,300 shares issued and outstanding at July 31, 2020 and October 31, 2019) (4% dividend rate on liquidation value of $1,000 per share)	9,331	9,331

Stockholders’ equity:
Series A Junior Participating Preferred Stock – $0.01 par value (20,000 shares authorized: zero issued or outstanding at July 31, 2020 and October 31, 2019)	—	—
Common Stock – 0.01 par value (39,000,000 shares authorized: 17,857,707 and 17,756,180 shares issued and 17,815,607 and 17,756,180 shares outstanding at July 31, 2020 and October 31, 2019, respectively)	179	178
Additional paid-in capital	161,655	160,254
Retained earnings	39,695	53,089
Accumulated other comprehensive loss	(7,261)	(7,255)
Treasury stock, at cost, 42,100 shares at July 31, 2020	(562)	—
Noncontrolling interest	13,846	15,422
Total stockholders’ equity	207,552	221,688
Total liabilities and stockholders’ equity	$401,898	$399,867

LIMONEIRA COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
($ in thousands, except share amounts)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2020	2019	2020	2019
Net revenues:
Agribusiness	$52,387	$49,631	$131,309	$131,254
Other operations	1,172	1,238	3,477	3,668
Total net revenues	53,559	50,869	134,786	134,922
Costs and expenses:
Agribusiness	46,826	42,747	125,318	118,741
Other operations	1,010	1,043	3,396	3,269
Selling, general and administrative	3,909	4,961	15,557	14,819
Total costs and expenses	51,745	48,751	144,271	136,829
Operating income (loss)	1,814	2,118	(9,485)	(1,907)
Other income (expense):
Interest expense, net	(92)	(774)	(1,089)	(1,313)
Equity in earnings of investments, net	832	480	341	2,449
Loss on stock in Calavo Growers, Inc.	—	(1,775)	(6,299)	(2,073)
Other income, net	11	15	246	375
Total other income (expense)	751	(2,054)	(6,801)	(562)

Income (loss) before income tax (provision) benefit	2,565	64	(16,286)	(2,469)
Income tax (provision) benefit	(765)	(461)	5,876	216
Net income (loss)	1,800	(397)	(10,410)	(2,253)
Net loss (income) attributable to noncontrolling interest	509	(593)	1,409	(615)
Net income (loss) attributable to Limoneira Company	2,309	(990)	(9,001)	(2,868)
Preferred dividends	(125)	(125)	(376)	(376)
Net income (loss) attributable to common stock	$2,184	$(1,115)	$(9,377)	$(3,244)

Basic net income (loss) per common share	$0.12	$(0.06)	$(0.54)	$(0.19)

Diluted net income (loss) per common share	$0.12	$(0.06)	$(0.54)	$(0.19)

Weighted-average common shares outstanding-basic	17,623,000	17,554,000	17,607,000	17,527,000
Weighted-average common shares outstanding-diluted	18,497,000	17,554,000	17,607,000	17,527,000

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of the Company's operations and interest costs associated with its capital structure, management believes that earnings before interest, income taxes, depreciation and amortization ("EBITDA") and adjusted EBITDA, which excludes loss on stock in Calavo, LLCB earnings in equity investment, loss on asset disposals and impairments on real estate development assets when applicable, is an important measure to evaluate the Company’s results of operations between periods on a more comparable basis. In addition, we have presented adjusted net income (loss) attributable to Limoneira Company and adjusted income (loss) per common share attributable to Limoneira Company to reflect the exclusion of loss on stock in Calavo, LLCB earnings in equity investment and loss on asset disposals. This presentation is an important measure to evaluate the Company's results of operations between periods on a more comparable basis. Such measurements are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP") and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to the Company and may not be consistent with methodologies used by other companies. With respect to our expectations under "Updated Fiscal Year 2020 Outlook" above, the Company has not provided a reconciliation of forward-looking non-GAAP measures, primarily due to variability and difficulty in making accurate forecasts and projections, as not all of the information necessary for a quantitative reconciliation is available to the Company without unreasonable efforts.

EBITDA and adjusted EBITDA are summarized and reconciled to net income (loss) attributable to Limoneira Company, which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP as follows (in thousands):

	Three Months Ended July 31,		Nine Months Ended July 31,
	2020	2019	2020	2019
Net income (loss) attributable to Limoneira Company	$2,309	$(990)	$(9,001)	$(2,868)
Interest expense, net	92	774	1,089	1,313
Income tax provision (benefit)	765	461	(5,876)	(216)
Depreciation and amortization	2,557	2,080	7,555	6,327
EBITDA	5,723	2,325	(6,233)	4,556
Loss on stock in Calavo Growers, Inc.	—	1,775	6,299	2,073
LLCB earnings in equity investment, net	(668)	(303)	(607)	(2,573)
Loss on asset disposals	255	—	769	—
Adjusted EBITDA	$5,310	$3,797	$228	$4,056

The following is a reconciliation of net income (loss) attributable to Limoneira Company to adjusted net income (loss) attributable to Limoneira Company (in thousands, except share amounts):

	Three Months Ended July 31,		Nine Months Ended July 31,
	2020	2019	2020	2019
Net income (loss) attributable to Limoneira Company	$2,309	$(990)	$(9,001)	$(2,868)
Preferred dividends and effect of unvested, restricted stock	(142)	(141)	(426)	(425)
Net income (loss) for basic EPS	2,167	(1,131)	(9,427)	(3,293)
Loss on stock in Calavo (net of tax)	—	1,295	4,639	1,513
LLCB earnings in equity investment (net of tax)	(492)	(222)	(447)	(1,883)
Loss on asset disposals (net of tax)	188	—	566	—
Adjusted net income (loss) attributable to Limoneira Company	$1,863	$(58)	$(4,669)	$(3,663)

Adjusted net income (loss) for diluted EPS	$1,863	$(58)	$(4,669)	$(3,663)

Actual:
Basic net income (loss) per common share	$0.12	$(0.06)	$(0.54)	$(0.19)
Diluted net income (loss) per common share	$0.12	$(0.06)	$(0.54)	$(0.19)

Weighted-average common shares outstanding-basic	17,623,000	17,554,000	17,607,000	17,527,000
Weighted-average common shares outstanding-diluted	18,497,000	17,554,000	17,607,000	17,527,000
Adjusted:
Basic net income (loss) per common share	$0.11	$—	$(0.27)	$(0.21)
Diluted net income (loss) per common share	$0.10	$—	$(0.27)	$(0.21)

Weighted-average common shares outstanding-basic	17,623,000	17,554,000	17,607,000	17,527,000
Weighted-average common shares outstanding-diluted	18,497,000	17,554,000	17,607,000	17,527,000

Supplemental Information
(in thousands, except acres and average price amounts):

	Agribusiness Segment Information for the Three Months Ended July 31, 2020
	Fresh Lemons	Lemon Packing	Eliminations	Avocados	Other Agribusiness	Total Agribusiness
Revenues from external customers	$39,459	$3,775	$—	$6,133	$3,020	$52,387
Intersegment revenue	—	16,330	(16,330)	—	—	—
Total net revenues	39,459	20,105	(16,330)	6,133	3,020	52,387
Costs and expenses	39,694	15,988	(16,330)	2,537	2,666	44,555
Depreciation and amortization	—	—	—	—	—	2,271
Operating (loss) income	$(235)	$4,117	$—	$3,596	$354	$5,561

	Agribusiness Segment Information for the Three Months Ended July 31, 2019
	Fresh Lemons	Lemon Packing	Eliminations	Avocados	Other Agribusiness	Total Agribusiness
Revenues from external customers	$41,169	$5,232	$—	$2,519	$711	$49,631
Intersegment revenue	—	10,263	(10,263)	—	—	—
Total net revenues	41,169	15,495	(10,263)	2,519	711	49,631
Costs and expenses	35,653	13,524	(10,263)	1,185	825	40,924
Depreciation and amortization	—	—	—	—	—	1,823
Operating income (loss)	$5,516	$1,971	$—	$1,334	$(114)	$6,884

Fresh Lemons	Q3 2020	Q3 2019	Lemon Packing	Q3 2020	Q3 2019
United States:			Cartons sold	1,979	1,876

Acres harvested	4,100	3,800	Revenue	$20,105	$15,495
Limoneira cartons sold	710	775	Direct Costs	15,988	13,524
Third-party grower cartons sold	1,269	1,101	Operating income	$4,117	$1,971
Average price per carton	$17.91	$19.09
Argentina:			Avocados	Q3 2020	Q3 2019

Acres harvested	1,200	1,200	Pounds sold	6,138	1,401
Cartons sold	559	609	Average price per pound	$1.00	$1.80
Average price per carton	$17.14	$19.19
			Other Agribusiness	Q3 2020	Q3 2019
Lemon shipping and handling	$3,800	$5,200	Orange cartons sold	184	382
Lemon by-product sales	$1,100	$3,600	Average price per carton	$12.13	$1.86
Other lemon sales	$2,900	$1,800	Specialty citrus cartons sold	72	—
Chilean lemon sales	$500	$1,000	Average price per carton	$10.94	$—

Agribusiness costs and expenses	Q3 2020	Q3 2019
Packing costs	$16,993	$13,524
Harvest costs	6,698	6,296
Growing costs	6,237	6,389
Third-party grower costs	14,627	14,715
Depreciation and amortization	2,271	1,823
Agribusiness costs and expenses	$46,826	$42,747